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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                                   FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Date of report
                       (Date of earliest event reported):
                                 March 14, 2002

                            DUKE CAPITAL CORPORATION
              (Exact Name of Registrant as Specified in Charter)


           DELAWARE                   0-23977               51-0282142
(State or Other Jurisdiction   (Commission File No.)      (IRS Employer
       of Incorporation)                                Identification No.)


526 South Church Street
Charlotte, North Carolina                                   28202-1904
(Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: 704-594-6200

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Item 2.   Acquisition or Disposition of Assets

         On March 14, 2002, Duke Energy Corporation, sole shareholder of the registrant, completed its acquisition of Westcoast Energy Inc. pursuant to an arrangement under Section 192 of the Canada Business Corporations Act. As provided in the arrangement, Duke Energy, through an indirect wholly owned subsidiary of the registrant, acquired all of the outstanding common shares of Westcoast Energy in exchange for a combination of cash, Duke Energy common shares and exchangeable shares of Duke Energy Canada Exchangeco Inc., a Canadian subsidiary of Duke Energy, such that approximately 50% of the consideration was paid in cash and approximately 50% was paid in stock. As a result, Westcoast Energy became an indirect subsidiary of Duke Energy and of the registrant. Westcoast Energy is a leading North American energy company with assets of approximately Cdn$14 billion. Westcoast Energy's interests include natural gas gathering, processing, transmission, storage and distribution, as well as power generation, international energy businesses, and financial, information technology and energy services businesses.

         Under the terms of the arrangement, each Westcoast common share was exchanged, at the election of each holder, for (i) Cdn$43.80 in cash, (ii)
0.7711 of a Duke Energy common share or of an exchangeable share of Duke Energy Canada Exchangeco, or (iii) a combination of such consideration. The exchangeable shares are Canadian securities which began trading on the Toronto Stock Exchange on March 14, 2002 under the symbol "DX." The exchangeable shares have the same voting rights and economic attributes as Duke Energy common shares, and each exchangeable share is exchangeable for one Duke Energy common share.

         Because valid elections for cash were received with respect to more than 50% of the outstanding Westcoast common shares, all holders of Westcoast common shares who elected to exchange some or all of their Westcoast common shares for cash are subject to the proration provisions of the transaction that provide that approximately 50% of the aggregate consideration in the transaction will be paid in cash and approximately 50% of the aggregate consideration will be paid in stock. As a result, approximately 99% of each holder's Westcoast common shares for which cash was validly elected were exchanged for cash and the remaining approximately 1% were exchanged for either Duke Energy common shares or exchangeable shares. All holders of Westcoast common shares who failed to submit a valid election received Duke Energy common shares or exchangeable shares.

         Based upon the 129,458,191 Westcoast common shares outstanding at the effective time of the arrangement, Duke Energy issued approximately 49.9 million Duke Energy common shares and exchangeable shares of Duke Energy Canada Exchangeco and paid approximately US$1.8 billion in cash. The cash portion of the consideration was funded with the proceeds from the issuance of US$750 million in mandatory convertible equity issued in November 2001 along with incremental commercial paper. The commercial paper is expected to be repaid later this year and replaced by a permanent layer of capital in the form of mandatory convertible equity.

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         In addition, each option to purchase a Westcoast common share outstanding at the effective time was assumed by Duke Energy and became an option to purchase 0.7711 of a Duke Energy common share. Based upon options to purchase approximately 3,562,000 Westcoast common shares outstanding at the effective time, Duke Energy assumed the obligation to issue approximately 2,746,000 Duke Energy common shares, as adjusted to eliminate options for fractional shares.

         No fractional shares will be issued in connection with the arrangement. Holders of Westcoast common shares who would otherwise be entitled to receive fractional shares of Duke Energy Common Stock will receive cash as set forth in the plan of arrangement.

         Duke Energy Gas Transmission will operate the former Westcoast Energy transmission, storage and distribution systems while the energy services business units of Duke Energy will operate the energy services and international businesses formerly operated by Westcoast Energy.

         A copy of the press release issued by Duke Energy on March 14, 2002 with respect to the closing of the arrangement is attached hereto as Exhibit
99.1 and is incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         In accordance with the provisions of Item 7 of Form 8-K, the required financial statements will be filed by amendment no later than 60 days from the date that the initial report on Form 8-K with respect to the arrangement described in Item 2 above is required to have been filed.

         The following exhibit is filed herewith:

         99.1  Press Release of Duke Energy Corporation dated March 14, 2002



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 DUKE CAPITAL CORPORATION


                                 By: /s/ Stephen G. De May
                                   --------------------------------------------
                                     Stephen G. De May
                                     Vice President, Business Unit Finance

Dated: March 28, 2002




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                         EXHIBIT INDEX

     Exhibit                       Description
     -------                       -----------
      99.1        Press Release of Duke Energy Corporation dated March 14, 2002